EXHIBIT 99.7

RENERGEN LIMITED

(Incorporated in the Republic of South Africa)

(Registration number 2014/195093/06)

JSE and A2X Share code: REN

ISIN: ZAE000202610

LEI:378900B1512179F35A69

Australian Business Number (ABN): 93 998 352 675

ASX Share code: RLT

(“Renergen”)

DISTRIBUTION OF CIRCULAR AND NOTICE OF GENERAL MEETING

Unless expressly defined otherwise, capitalised terms herein have the same meaning given to them in the Circular.

1.	DISTRIBUTION OF CIRCULAR

Renergen Shareholders are referred to the joint Firm Intention Announcement by Renergen and ASP Isotopes Inc. (“ASPI”) published on SENS and on the ASX on 20 May 2025. In the Firm Intention Announcement, Renergen Shareholders were advised that Renergen had received the Firm Intention Offer Letter from ASPI notifying Renergen of ASPI’s firm intention to make the Offer.

As indicated in the Firm Intention Announcement, it is an Offer Condition that a general meeting of Renergen Shareholders is held to consider the Shareholder Ratification resolution in respect of the amended ASPI Funding Arrangements and that such resolution has been adopted by ordinary resolution.

If Renergen Shareholders do not approve the Shareholder Ratification resolution, the Conditional Exemption granted to Renergen will lapse and the ASPI Funding Arrangements, including any payments made to Renergen before or after the date of the Circular in terms of the ASPI Funding Arrangements (whether in terms of the original or amended terms) would be regarded by the Takeover Panel as not having been regularised.

The Circular, and the Notice of General Meeting forming part of it, create the basis for such Offer Condition to be fulfilled and convenes the meeting at which the Shareholder Ratification resolution will be considered.

The Circular containing full details of the ASPI Funding Arrangements and Shareholder Ratification resolution has been distributed today, Wednesday, 28 May 2025, to Renergen Shareholders that were recorded as such in the Register on Friday, 16 May 2025.

The Circular is available on Renergen’s website at: www.renergen.co.za.

2.	NOTICE OF GENERAL MEETING

Notice is hereby given that a hybrid General Meeting of Renergen Shareholders will be held, in person at 2nd Floor, Sandton Gate, 25 Minerva Ave, Glenadrienne, Sandton, 2196 and conducted virtually via electronic communication for Renergen Shareholders who are unable to attend in person, at 10:00 SAST on Thursday, 26 June 2025, to consider and, if deemed fit, to pass, with or without modification the Shareholder Ratification resolution.

3.	SALIENT DATES AND TIMES

2025
Last day to trade in order to be recorded on the Register on the General Meeting record date	Tuesday, 17 June
Record time and date for attending and voting at the General Meeting at 17:00 SAST on	Friday, 20 June

For administrative reasons, last day to lodge Forms of Proxy for the General Meeting at 10:00 SAST on or, in the alternative, Forms of Proxy not lodged with the Transfer Secretaries in time may be emailed to the Transfer Secretaries (who will provide same to the chairman of the General Meeting) before the proxy exercises the rights of the Renergen Shareholder at the General Meeting

Tuesday, 24 June
General Meeting held at 10:00 SAST on	Thursday, 26 June
Results of the General Meeting released on SENS and on the ASX on	Thursday, 26 June

Notes:

	1.	The above dates and times are subject to change. Any changes will be released on SENS and on the ASX.

2.

Completed Forms of Proxy and the authority (if any) under which they are signed must be (i) lodged with, emailed or posted to Computershare, to be received by them no later than 10:00 SAST on Tuesday, 24 June 2025 or (ii) thereafter emailed to the Transfer Secretaries (who will provide same to the chairman of the General Meeting) or (iii) or handed to the chairman of the General Meeting at any time before the proxy exercises the rights of the Renergen Shareholder at the General Meeting.

3.

Dematerialised Renergen Shareholders, other than those with Own-Name Registration, must provide their CSDP or Broker with their instructions for voting at the General Meeting by the cut-off time and date stipulated by their CSDP or Broker in terms of their respective Custody Agreements between them and their CSDP or Broker.

4.

No dematerialisation or rematerialisation of Renergen Shares may take place from the Business Day following the voting last day to trade, being the last day to trade in Renergen Shares so as to be recorded in the Register on the Record Date, up to and including the Record Date.

5.

If the General Meeting is adjourned or postponed, the above dates and times will change, but the Forms of Proxy submitted for the initial General Meeting will remain valid in respect of any adjournment or postponement of the General Meeting.

6.

Although the salient dates and times are stated to be subject to change, such statement shall not be regarded as consent or dispensation for any change to time periods which may be required in terms of the Companies Act, the Companies Regulations, the JSE Listings Requirements and the ASX Listing Rules, where applicable, and any such consents or dispensations must be specifically applied for and granted.

	7.	All times referred to in this Circular are references to SAST.

4.	INDEPENDENT BOARD RESPONSIBILITY STATEMENT

The Independent Board accepts responsibility for the information contained in this announcement and confirms that, to the best of its knowledge and belief, such information is true and this announcement does not omit anything likely to affect the importance of such information.

Johannesburg

28 May 2025

Transaction and Designated Advisor	Legal Advisor
PSG Capital	Bowmans